Exhibit 99.1

Robert W. Smith Joins Howard Bank Board

ELLICOTT CITY, Md.--(BUSINESS WIRE)--October 2, 2012--Robert W. (Jay) Smith, a partner at DLA Piper law firm, has joined the board of directors at both Howard Bank and its parent company Howard Bancorp.

Smith is a member of DLA Piper’s Executive Committee, serving as co-chair of its US and Global Corporate and Finance practice groups. His practice includes regularly advising public company boards and participation in merger and acquisition and securities transactions.

He is also currently President of the CenterStage Board of Trustees, where he has been a member since 2002. He is a 1992 graduate of the Greater Baltimore Committee Leadership Program. In 2009, the Maryland Daily Record named Smith to its Leadership in Law list. He has also previously served on the boards of McDaniel College and St. Paul’s school.

Smith received his J.D. with honors from the University of Maryland School of Law and received his B.S. degree magna cum laude from the Wharton School of Finance, University of Pennsylvania.

Mary Ann Scully, Chairman and CEO of Howard Bank and Bancorp, noted that “Jay’s vast experiences as a trusted advisor to numerous public companies locally and around the globe will add great value to our own company. We members of the board are all delighted to add a director of his caliber to our discussions and decisions. We look forward to working with him.”

Howard Bank is a growth-focused community bank serving businesses, professionals and individuals in the Greater Baltimore area. As of June 30, 2012, Howard Bank, headquartered in Ellicott City, MD had $356 million in assets and five full service branches and a regional office. Howard Bank is a wholly owned subsidiary of Howard Bancorp (NASDAQ: HBMD). For information, call 410-750-0020 or visit www.howardbank.com

CONTACT:
Howard Bancorp
Mary Ann Scully, 410-750-0020